UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18908

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27500 SW Parkway Avenue, Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-685-8888

Former name or former address if changed since last report: no change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On February 10, 2009, InFocus Corporation issued a press release announcing a net loss of $13.1 million, or $0.32 per share, on revenues of $51.4 million for its fourth quarter ended December 31, 2008. In addition, InFocus Corporation announced a net loss of $23.0 million, or $0.57 per share, on revenues of $255.7 million for the year ended December 31, 2008. A copy of the press release is attached as Exhibit 99.1.

We provide in the press release certain non-GAAP financial measures, including pro forma net loss and pro forma net loss per share. As used herein, “GAAP” refers to accounting principles generally accepted in the United States. Pro forma net loss and pro forma net loss per share exclude the impact of certain restructuring and impairment items from the directly comparable GAAP measures. As required by Regulation G, the press release contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures. We believe the non-GAAP measures are useful to investors because they provide an alternative method for measuring the operating performance of our business, excluding certain non-recurring and non-cash items that would normally be included in the most directly comparable GAAP financial measure. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our operating performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled items reported by other companies.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is attached hereto and this list is intended to constitute the exhibit index:

99.1	Press release dated February 10, 2009 regarding fourth quarter 2008 operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2009	INFOCUS CORPORATION

	By:	/s/ Lisa K. Prentice
Lisa K. Prentice
Senior Vice President, Finance and Chief Financial Officer
(Principal Financial Officer)

2